Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated January 9, 2023 with respect to the shares of Common Stock, $0.0001 par value, of Mobiquity Technologies, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: January 9, 2023

WALLEYE OPPORTUNITIES MASTER FUND LTD

By:	Walleye Capital LLC, its Manager

By:	/s/ William England
	Name:	William England
	Title:	Chief Executive Officer

WALLEYE CAPITAL LLC

By:	/s/ William England
	Name:	William England
	Title:	Chief Executive Officer